                                                                   Exhibit 10.15

                                OFFICER AGREEMENT

        THIS AGREEMENT (the "Agreement") is executed this 15th day of December, 1998, by and between USinternetworking, Inc., a Delaware corporation USi') and Jeffery L. McKnight ("Officer"). The effective commencement of the Agreement shall be as of July 2, 1998 (the "Effective Date").

                                   WITNESSETH:

        WHEREAS, USi is engaged in the developmetrt of computing and communications services for commercial customers, and

        WHEREAS, USi desires to employ Officer and Officer desires to be employed by USi in such capacity and under such terms and conditions as hereinafter set forth;

        NOW, THEREFORE, in consideration of the mutual covenants and provisions made by the parties and intending to be legally bound, the parties agree as follows:

1.  TERM.

    USi agrees to employ Officer, and Officer hereby accepts such employment, on the terms and conditions set forth herein for a period of three (3) years as of the Effective Date subject to the termination provisions herewithin.

2.  EMPLOYMENT AND DUTIES.

    (a) Officer shall have the title of Executive Vice President of Operations and Client Services and shall have such duties that are commensurate and consistent with those with similar positions in the Internetworking industry, subject to the authority and direction of the Chief Executive Officer and the Board of Directors of USi.

    (b) Officer shall, from the date of execution of this Agreement, devote all skills solely and exclusively to the business interests and affairs of USi. Officer shall not be a partner, officer, director, stockholder, advisor, investor, creditor, or employee of any business competitive with USi's business without the written consent of USi, which consent may be withheld in USi's sole discretion, provided, however, that nothing contained herein shall be deemed to prevent Executive from investing his personal funds in the capital stock or other securities of any corporation whose stock or securities are publicly owned or are regularly traded on any public exchange, provided he does not own more than two percent (2%) thereof.

    (c) Officer acknowledges and agrees that Officer owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of USi and to do no act which would knowingly injure the business, interests, or reputation of USi or, to the best of his knowledge, any of its subsidiaries, affiliates or owners. In keeping with these duties, Officer shall make full disclosure to USi of all business opportunities pertaining to USi's business and shall not appropriate for Officer's own benefit any such business opportunities.

    (d) Officer shall at all times comply with (i) all material applicable laws, rules and regulations related to Executives responsibilities assumed hereunder and known to Officer, and (ii) all material written corporate and business policies and procedures of USi whether generally applicable to all of USi's officers or made specifically applicable to Officer as advised in advance by USi to Officer in writing but only to the extent such policies and procedures are not inconsistent with the other provisions of this Agreement.

    (e) Officer shall not, from the date of execution of this Agreement, without the prior written approval of USi, which approval USi may withhold in its sole discretion, receive compensation or obtain any direct or indirect financial benefit for services rendered to any Person other than USi after the Effective Date. As used herein, the term "Person" shall include all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

3.  COMPENSATION.

    (a) As compensation for Officer's services, USi hereby agrees to pay Officer, and Officer agrees to accept a base salary equal to $175,000 per year plus consideration for a bonus of $75,000 or greater based upon the accomplishments of USi for the period ending December 31, 1998. The bonus payment, if any, shall be paid in April of 1999 after the review of USi's accomplishments by the Compensation Committee of the Board of Directors and will be reviewed annually by USi's Compensation Committee for adjustment.

    (b) As further compensation and in consideration of Section 2, USi hereby grants to Officer a fully exercisable option to purchase all or any part of 3,000,000 shares of fully paid and non-assessable common stock of USi at a price per share of $0.33 without commission or other charge ("Option Grant"), subject to the terms and conditions of the USINTERNETWORKING, INC.'S 1998 Stock Option Plan ("Plan"), which is incorporated herein by this reference. Officer acknowledges that the Company contemplates the sales of additional equity securities in the future that may dilute any potential ownership interest the Officer may obtain upon his exercise of all or any part of the Option Grant.

    (c) Future compensation enhancements, changes, or modifications may be made by the Compensation Committee formed as a result of the first equity financing that occurred in the second quarter of 1998.

4.  BENEFITS.

    (a) Officer shall be entitled to medical, dental and life insurance, and offer such benefits provided by USi, pursuant to its general employment policies. Said benefits may be changed from time-to-time in USi's sole business discretion, but only to the extent that USi changes its general employment policies with respect to such benefits .

    (b) Officer shall be entitled to fifteen (15) paid vacation days per year. Unless USi consents in writing, Officer's vacation time shall not be carried over from one contract year to another and Officer shall not be compensated for any unused vacation time.

    (c) USi shall provide, at no cost to Officer, an additional life insurance policy on Officer's life with the beneficiary specified by Officer and the face amount of which shall be equal to twice the Officer's annual base salary as provided by this Agreement, less any group insurance provided pursuant to
Section 4(a) above.

5.  TERMINATION.

    (a) USi shall have the right to terminate this Agreement for cause in the event Officer (i) is in violation of any provision of this Agreement; (ii) engages in any illegal or immoral practices or activates which can be reasonably be expected to be materially detrimental to the reputation of USi; (iii) manifests dishonesty, disloyalty, fraud, willful misconduct or material dereliction in the discharge of his duties hereunder, or (iv) uses, possesses, sells, trades in, or delivers any illegal drug or controlled substance, during working hours or otherwise. In the event of a violation of any provision of this Agreement, the Board of Directors will advise Officer in writing and allow a 60-day cure period for executive to remedy the violation prior to termination.

    (b) Termination without cause shall cause a payment to Officer of the then base and pro-rated bonus times the remaining number of months in this Agreement. If Officer is terminated without cause, USi's Repurchase Right under the Plan, if any, shall lapse with respect to the Option Grant 24 hours prior to termination.

    (c) This Agreement shall terminate effective immediately upon the date of Officer's death.

    (d) In the event Officer fails to perform the responsibilities stated hereunder due to disability, USi shall have the right to terminate Officer's employment upon written notice to Officer. Nonperformance is defined as failure to perform the duties hereunder for a cumulative total of sixty (60%) or more of the normal working days during any two (2) consecutive months, or failure to perform duties for ninety (90)or more consecutive days. Nothing herein shall be construed to violate any Federal or State law including the Family and Medical Leave Act of 1993, 29 U.S.C.S. sections 2601 et seq., and the American with Disabilities Act of 1990, 42 U.S.C.S. sections 12101 et seq.

    (e) Upon any termination under Paragraph 5 (c) or (d) above during the term of this Agreement, Officer (or his estate) shall have, pursuant to the Plan, one
(1) year to exercise all or any part of the Option Grant. To the extent that USi desires to obtain a policy of Insurance to cover the risk of Officer's death or disability, Officer will cooperate in obtaining such policy.

    (f) In the event the Officer is terminated by the Board of Directors for cause, Officer may not exercise any part of the Option Grant from the date of termination. Only if said termination is deemed to be invalid by the appointed arbitrator pursuant to Section 11, may Officer once again exercise any part of the Option Grant.

    (g) In the event Officer elects to terminate this Agreement, all base salary and benefits will cease as of the termination date. Pursuant to the Plan, if this Agreement is terminated for any reason before July 2, 1999, USi shall have the right to repurchase at the price of $0.33 all shares of Common Stock covered by the Option Grant. If this Agreement is terminated for any reason as of July 2, 1999, USi's repurchase right shall lapse with respect to one-third (1/3) of the number of shares of Common Stock covered by the Option Grant. If this Agreement shall terminate for any reason as of the last day of each calendar quarter (I.E., March 31, June 30, September 30 and December 31) that begins coincident with or following the first anniversary of the Effective Date, July 2, 1998, USi's repurchase right shall lapse with respect to an additional one-twelfth (1/12) of the shares of Common Stock covered by the Option Grant. No termination of Officer's employment hereunder shall effect his obligations under Sections 7, 8, 9, and 12 of this Agreement.

6.  CHANGE OF CONTROL

        If a Change of Control occurs at any time during the term of this Agreement, and the Officer's employment is terminated without cause, USi's repurchase right to buy back any portion of the Option Grant shall automatically expire 24 hours prior to such termination. A "Change of Control" means a change in ownership or control of USi effected through either of the following transactions: (a) any person or related group of persons (other than USi or any person that prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with USi) directly or indirectly acquires beneficial ownership (within the meaning of ?Rule 13d-3 of the Securities and Exchange Act) of the securities possessing more than fifty percent (50%) of the total combined voting power of the USi's outstanding securities pursuant to a tender or exchange offer made directly to USi's stockholders which the Board of Directors does not recommend such stockholders to accept; or (b) there is a change in the composition of the Board of Directors over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

7.  PUBLIC STATEMENTS.

        Officer agrees not to directly or indirectly publish, circulate, utter or disseminate any statements, commitments, or material whatsoever, which reflects unfavorably on USi or harm, damages or impairs the business or operations of USi unless required by law or by a valid order of a Court of competent jurisdiction. This provision shall survive the termination of this Agreement.

8.  CONFIDENTIAL DOCUMENTS AND RECORDS.

    (a) During the course of his employment, Officer will have access to confidential information, including, but not limited to confidential financial information, proprietary information of USi or its clients or customers, technical information and other confidential information about USi's business that is not known by actual or potential competitors of USi regardless of whether such information qualifies as a "trade secret" under applicable law ("Confidential Information"). Officer shall not at any time use or divulge to others any Confidential Information obtained as a result of his employment with USi.

    (b) Officer agrees either upon his termination or upon an earlier request of USi, to return or deliver to USi all forms of such Confidential Information in his possession or control including but not to drawings, specifications, documents, records, devices, models or any other material and copies or reproductions thereof. Officer acknowledges that monetary damages would not be adequate to compensate USi if Officer violates this confidentiality agreement. Accordingly, Officer agrees that USi should be entitled to injunctive relief to prevent the continued violation of this provision.

    (c) All memoranda, notices, files, records and other documents made or compiled by Officer during the period of his employment in the ordinary course of business, or made available to him concerning the business of USi, shall be USi's property and shall be delivered to USi at its request therefor or automatically on the termination of this Agreement.

    (d) Officer agrees promptly to disclose to USi, and assign to USi or its designee, his entire right, title, and interest in and to all designs, trademarks, discoveries, formulae, processes, manufacturing techniques, trade secrets, inventions, improvements, ideas or copyrightable works, including all rights to obtain, register, perfect and enforce these proprietary interests. ("Inventions") which he may solely or jointly develop or reduce to practice during the period of his employment with USi (a) which pertain to any line of business activity of USi, which are aided by the use of time, material or facilities of USi, whether or not during working hours, or (c) which relate to any of his work during the period of his employment with USi, whether or not during normal working hours.

    (e) Officer agrees to perform, during and after his employment, all acts deemed necessary or desirable by USi to permit and assist it, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Inventions hereby assigned to USi as set forth above. Such acts may include, but are not limited to execution of documents and assistance or cooperation in legal proceedings. This provision shall survive the termination of the Agreement.

9.  COVENANT NOT TO COMPETE.

    (a) Although this Agreement gives both parties flexibility over the term of Officer's employment, USi's willingness to hire Officer is based in material part on the understanding between the parties that Officer will not utilize the skills or knowledge or that he develops as part of his job to the competitive disadvantage of USI. Accordingly, Officer agrees to the following promises not to compete, as set forth in subsections (a) through (e) below, with USi during or after the termination of this Agreement. Although these restrictions may prohibit or limit Officer's right or ability to work in the Internet industry, Officer agrees that these restrictions are reasonable and acceptable to him.

    (b) Officer promises that for a period of one (1) year after the termination of this Agreement for any reason set forth in Section 5 of this Agreement, Officer will not compete or perform services involving or related to USi's primary product line.

    (c) Officer further promises that for a period of one (1) year after the termination of this Agreement for any reason set forth in Section 5 of this Agreement, Officer will not (i) solicit the services of any employee or independent contractor of USi; (ii) induce or encourage of USi's employees to leave its employ, and (iii) have any commercial contact with, nor solicit clients of USi.

    (d) Officer acknowledges that if he violates this covenant not to compete, USi is entitled to obtain a temporary restraining order or a preliminary and permanent injunction (in addition to all other available remedies) from a court enjoining Officer from violating this Agreement in order to prevent immediate and irreparable harm to USi.

    (e) Officer agrees that if any part of this covenant not to compete is held to be unenforceable for any reason, this covenant shall be interpreted in a manner that will render it enforceable.

10. FREEDOM TO CONTRACT.

        The Officer represents and warrants that he has the right to negotiate and enter into this Agreement and that this Agreement does not breach, interfere with or conflict with any other contractual agreement, covenant not to compete, option, right of first refusal, or other existing business relationship. Officer acknowledges that this representation is a material inducement to USi entering into this Agreement and in the event Officer breaches this warranty, Officer agrees to indemnify and hold harmless USi from any and all claims, actions, losses, damages (including but not limited to, reasonable attorney's fees and costs), and USi shall have the right to terminate Officer for cause.

11. ARBITRATION.

        Except for breaches or threatened breaches of the provisions of this Agreement relating to equitable relief, any controversy or claim arising out of or in any way between the Officer and USi, shall be submitted to arbitration. Said arbitration shall be conducted pursuant to the provisions of the Federal Arbitration Act, 9 U.S.C. Section et. seq. in an expeditious manner. The parties agree that a final arbitration hearing shall be conducted on the first available date of the arbitrator after the parties have completed discovery. In the event of any litigation or arbitration proceeding, the same shall occur solely in Annapolis, Maryland. In the event of litigation or arbitration arising out of this Agreement or the employment relationship or any other claim between USi and Officer, the prevailing party shall be entitled to recover any and all reasonable attorney's fees and costs incurred both on the trial and appellate level as well as the arbitration level and/or any appeal of the arbitration.

12. CONFIDENTIALITY.

        Officer hereby agrees to keep confidential and not publish or publicly disclose in any manner the terms or provisions of this Agreement including, without limitation, those relating to compensation, during the employment term hereunder or at any time thereafter, except that Officer may disclose this Agreement to his legal counsel, financial advisors, agents, family or as required by a court or governmental agency of competent jurisdiction.

13. GOVERNING LAW, VENUE AND WAIVER OF JURY TRIAL.

        This Agreement including any disputes hereunder, and the interpretation, validity and/or enforcement of any provision thereof, shall be governed by the laws of the State of Maryland. any action brought involving the arbitration and/or enforcement of any of the covenants of this Agreement shall be brought only in a court of competent jurisdiction in Maryland and the parties agree to waive any claim relating to forum non conveniens. The parties further agree and hereby waive and release any right to a trial by jury in any action arising out of the interpretation, enforcement or breach of this Agreement or any arbitration provision.

14. ENTIRE AGREEMENT.

        This Agreement contains the entire understanding between the parties and supersedes and replaces any and all previous agreements and/or oral negotiations. The parties stipulate and agree that neither of them has made any representations concerning the execution and delivery of this Agreement except such representations as specifically set forth herein and that all the terms and conditions of this Agreement are set forth in this writing, and there are no representations or agreement that are not so contained herein and that neither party is relying upon any representation made by the other that is not contained herein in connection with the negotiations and the terms of this Agreement. The parties agree that this Agreement may only be changed or modified by an agreement in writing signed by both parties.

15. WAIVER.

        A waiver by either party of any term or condition of this Agreement in any instance shall not be construed as a waiver of any other term or condition. All remedies, rights and obligations contained in this Agreement shall be cumulative, and none of them shall be in on of any offer remedy, right or obligations of either party.

        IN WITNESS WHEREOF, the parties hereto have set their hands and seats on the day and year first above

                                     USinternetworking, Inc.


                                     /s/ Christopher R. McCleary
                                     ---------------------------------
                                     By:  Christopher R. McCleary
                                          Chairman and Chief Executive Officer

                                     /s/ Jeffrey L. McKnight
                                     --------------------------------
                                     Officer.